Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145741, 333-138839, 333-96967, 333-55082, 333-48226, 333-31120, 333-69381, 333-37371, 333-37369 and 333-58991 on Form S-8 of Exar Corporation of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment”, effective January 1, 2006), relating to the consolidated financial statements of Sipex Corporation and subsidiaries appearing in this Current Report on Form 8-K/A of Exar Corporation dated November 5, 2007.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

November 5, 2007